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                      [PRICE WATERHOUSE LLP LETTERHEAD]






CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 11, 1997, relating to the financial statements and financial highlights of Morgan Stanley Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Prospectuses.



/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
October 23, 1997